ARTICLES OF DOMESTICATION OF
PSI INTERNATIONAL, INC.

The undersigned corporation, pursuant to Title 13.1, Chapter 9, Article 12.1 of the Code of Virginia, hereby executes the following articles of domestication and sets forth:

1. The name of the corporation immediately prior to the filing of these articles of domestication is PSI International, Inc. Upon the filing of these articles, the name of the corporation shall be PSI International, Inc. PSI International currently holds a certificate of authority to transact business in the Commonwealth of Virginia, and is assigned Corporate ID Number F045999-2.

2. The plan of domestication is as follows:

A. The name of the corporation is PSI International, Inc.

B. PSI International, Inc. is currently incorporated under the laws of the Commonwealth of Massachusetts.

C. With this domestication, PSI International, Inc. shall be incorporated under the laws of the Commonwealth of Virginia.

D. The sole terms and conditions of domestication shall be as follows:

i. Adoption of the proposed Amended and Restated Articles of Incorporation attached hereto by the board of directors of the corporation; and

ii. Adoption of the proposed Amended and Restated Articles of Incorporation attached hereto by the shareholders of the corporation.

E. Each share, regardless of class, in PSI International, Inc., a Massachusetts corporation, shall be converted to an identical share in PSI International, Inc., a Virginia corporation.

F. This plan may be amended by the board of director before filing the document required by the Commonwealth of Massachusetts or any other jurisdiction to consummate the domestication, except that subsequent to the approval of this plan by the shareholders, this plan may not be amended to change:

i. The amount or kind of shares or securities, obligations, rights to acquire shares or other securities, cash or other property to be received by the shareholders under the plan;

ii. The articles of organization as they will be in effect immediately following the domestication; or

iii. Any of the other terms or conditions of this plan if the change would adversely affect any of the shareholders in any material respect.

3. The amended and restated articles of incorporation of PSI International, Inc., as they shall be in effect immediately after consummation of the domestication, are attached hereto and incorporated herein.

4. The original jurisdiction of PSI International, Inc. is the Commonwealth of Massachusetts. PSI International, Inc. was incorporated under the laws of the Commonwealth of Massachusetts on February 3, 1977. PSI International, Inc. has not been domesticated in any other jurisdiction.

5. This domestication is permitted by the laws of the Commonwealth of Massachusetts and PSI International, Inc. has complied with those laws in effecting the domestication.

The undersigned declares that the facts herein stated are true as of 3rd Sept, 2004.

PSI INTERNATIONAL, INC.

By: Nazim Dhanani

Nazim Dhanani, President and
Chairman of the Board of Directors